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                                            [MUNDER(SM) CAPITAL MANAGEMENT LOGO]

August 27, 2014

Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, CT 06089

Subject: YOUR FIRM'S RETAIL FUND PARTICIPATION AGREEMENT WITH MUNDER SERIES
         TRUST WITH RESPECT TO ITS SERIES PORTFOLIOS (COLLECTIVELY, THE "MUNDER FUNDS") AND MUNDER CAPITAL MANAGEMENT

Dear Valued Partner:

Our records indicate that you are currently a party to an Retail Fund Participation Agreement, as subsequently amended (the "Agreement"), relating to certain services provided for the Munder Funds.

As previously announced, the parent company of Victory Capital Management Inc. ("VCM") has agreed to purchase Munder Capital Management ("Munder"), the investment advisor to the Munder Funds (the "Transaction"). VCM is the investment adviser for the series portfolios of The Victory Portfolios (the "Victory Funds"), an investment company registered under the Investment Company Act of 1940, as amended, and will be the surviving investment adviser in the Transaction.

As part of the Transaction, each of the Munder Funds is proposed to be reorganize into a corresponding, newly created Victory Fund (each a "Victory/Munder Fund"), subject to the approval of each Munder Fund's shareholders (each a "Reorganization"). Except for the Growth Opportunity Fund, the investment objective and principal investment strategies of each Victory/Munder Fund will be identical to that of its corresponding Munder Fund. There are no proposed changes in the day-to-day management of the Munder Funds as a result of the Reorganizations since VCM expects to employ or retain the services of the Munder Funds' current portfolio managers to manage the corresponding Victory/Munder Funds. Completion of the Transaction and the Reorganizations is currently expected to take place early in the fourth quarter of 2014 (the "Closing"), subject to customary closing conditions.

To ensure a seamless transition for of your agreement from the Munder Funds to the corresponding Victory Funds and from Munder to Victory Capital Management, Munder is requesting your consent to assign the Agreement to The Victory Portfolios and VCM with respect only to those Funds listed in Schedule A on the next page, as amended, to take effect upon the Closing. THERE WILL BE NO CHANGE TO THE TERMS OF THE AGREEMENT UPON ITS ASSIGNMENT. SCHEDULE A, HOWEVER, WILL BE REVISED TO REFLECT THE REORGANIZATIONS.

PLEASE INDICATE YOUR CONSENT TO THE ASSIGNMENT AND CONTINUATION OF THE AGREEMENT IN CONNECTION WITH THE REORGANIZATIONS BY SIGNING BELOW AND RETURNING THE EXECUTED CONSENT BY SEPTEMBER 15, 2014 TO SCOTT STAHORSKY AT SSTAHORSKY@VCM.COM OR TO:

     VICTORY FUNDS
     C/O SCOTT STAHORSKY
     4900 TIEDEMAN ROAD, 4TH FLOOR
     BROOKLYN, OHIO 44144

                                        480 Pierce Street | Birmingham, MI 48009
                                        munder.com | 248.647.9200
                                        Legal Department Fax 248.644.6361

                                        BIRMINGHAM - BOSTON

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If you have any questions about this request, do not hesitate to e-mail Scott
Stahorsky at sstahorsky@vcm.com or Steve Shenkenberg at sshenkenberg@munder.com.

Thank you for your immediate attention to this matter.

Very truly yours,

Munder Series Trust, on behalf of its   The Victory Portfolios, on behalf of its
series portfolios listed in Exhibit A,  series portfolios listed in Exhibit A,
individually and not jointly            individually and not jointly*


By: /s/ Stephen J. Shenkenberg          By: /s/ Christopher Dyer
    ----------------------------------      ------------------------------------
    Name:  Stephen J. Shenkenberg           Name:  Christopher Dyer
    Title: Vice President and               Title: Secretary
           Secretary


Munder Capital Management               Victory Capital Management


By: /s/ Stephen J. Shenkenberg          By: /s/ Michael Policarpo
    ----------------------------------      ------------------------------------
    Name:  Stephen J. Shenkenberg           Name:  Michael Policarpo
    Title: Managing Director                Title: CFO

The undersigned hereby consents to the assignment and continuation of the Agreement in connection with the Reorganization as described above.

Hartford Life Insurance Company

By: MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, AS ADMINISTRATOR


By: /s/ Brian Haendiges                 Title: Senior Vice President
    ----------------------------------         ---------------------------------
Print name: Brian Haendiges             Date: 9/18/14
            --------------------------        ----------------------------------

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* NO PERSONAL LIABILITY OF SHAREHOLDERS. It is expressly understood that notwithstanding any other provision contained herein, no shareholder of a Victory Fund of The Victory Portfolios shall be personally liable for the debts, liabilities, obligations and expenses incurred by, contracted for, or otherwise existing with respect to The Victory Portfolios or by or on behalf of any Victory Fund, and that under no circumstances shall the assets of any one series portfolio of The Victory Portfolios be used to offset any obligation of any other series portfolio of The Victory Portfolios or its affiliates.

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                                   SCHEDULE A

                                SEPARATE ACCOUNTS

EACH SEPARATE ACCOUNT ESTABLISHED BY RESOLUTION OF THE BOARD OF DIRECTORS OF THE COMPANY UNDER THE LAWS OF THE STATE OF CONNECTICUT TO SET ASIDE AND INVEST ASSETS ATTRIBUTABLE TO THE CONTRACTS.

VICTORY PORTFOLIOS AND SHARE CLASSES (AS APPLICABLE)   CUSIP #   SYMBOL
----------------------------------------------------  ---------  ------
Integrity Micro-Cap Equity Fund - A                   92647K606  MMEAX
Integrity Micro-Cap Equity Fund - R                   92647K804  MMERX
Integrity Micro-Cap Equity Fund - Y                   92647K887  MMEYX
Integrity Mid-Cap Value Fund - A                      92646A229  MAIMX
Integrity Mid-Cap Value Fund - Y                      92646A211  MYIMX
Integrity Small/Mid-Cap Value Fund - A                92646A195  MAISX
Integrity Small/Mid-Cap Value Fund - Y                92646A187  MYISX
Integrity Small-Cap Value Fund - A                    92647K820  VSCVX
Integrity Small-Cap Value Fund - R                    92647K796  MRVSX
Integrity Small-Cap Value Fund - R6                   92647K788  MVSSX
Integrity Small-Cap Value Fund - Y                    92647K770  VSVIX
Munder Emerging Markets Small-Cap Fund - A            92646A328  MAEMX
Munder Emerging Markets Small-Cap Fund - Y            92646A310  MYEMX
Munder Growth Opportunities Fund - A                  92646A294  MNNAX
Munder Growth Opportunities Fund - R                  92646A278  MNNRX
Munder Growth Opportunities Fund - Y                  92646A260  MNNYX
Munder Index 500 Fund - A                             92646A252  MUXAX
Munder Index 500 Fund - R                             92646A245  MUXRX
Munder Index 500 Fund - Y                             92646A237  MUXYX
Munder International Fund-Core Equity - A             92646A179  MAICX
Munder International Fund-Core Equity - Y             92646A146  MICYX
Munder International Small-Cap Fund - A               92647K101  MISAX
Munder International Small-Cap Fund - R6              92647K408  MSSIX
Munder International Small-Cap Fund - Y               92647K507  MYSIX
Munder Mid-Cap Core Growth Fund - A                   92647K879  MGOAX
Munder Mid-Cap Core Growth Fund - R                   92647K853  MMSRX
Munder Mid-Cap Core Growth Fund - R6                  92647K846  MGOSX
Munder Mid-Cap Core Growth Fund - Y                   92647K838  MGOYX
Munder Total Return Bond Fund - A                     92646A351  MUCAX
Munder Total Return Bond Fund - Y                     92646A336  MUCYX

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